Note: Redacted portions have been marked with [^^^]. The redacted portions are subject to a request for confidential treatment that has been filed with the U.S. Securities and Exchange Commission.

FEDERAL HOME LOAN BANK OF BOSTON

2020 EXECUTIVE INCENTIVE PLAN

Purpose:

The Federal Home Loan Bank of Boston (Bank) has established an Executive Incentive Plan (EIP) to:

•	promote achievement of the Bank’s financial plan and strategic objectives as spelled out in the 2020 Strategic Business Plan;

•	provide a total rewards package that is competitive with other financial institutions in the employment markets in which the Bank competes, including other Federal Home Loan Banks; and

•	facilitate the retention and commitment of corporate officers or a select group of management or highly compensated employees.

Guiding Principles:

The 2020 EIP is intended to:

•
Reflect a reasonable assessment of the Bank’s financial situation and prospects while rewarding achievement of the Bank’s financial plan and strategic objectives as spelled out in the Bank’s 2020 Strategic Business Plan.

•	Reinforce and reward the Bank’s commitment to conservative, prudent, sound risk management practices and preservation of the par value of the Bank’s capital stock.

•	Tie a significant percentage of incentive awards to the long-term financial condition and performance of the Bank.

•
Recognize the importance of individual performance through metrics linked to the Bank’s strategic goals and/or objectives of the participant’s principal functions and independent of the areas that they monitor.

Incentive Goals for Participants Outside Enterprise Risk Management:

The incentive goals for all participants, with the exception of those participants in Enterprise Risk Management, are summarized in the following table with more detail in Appendix A. Levels of achievement for the Pre-Assessment Core Return on Capital Stock goal have been rounded. Year-end results will be rounded for award calculations.

Goal	Weight			Threshold	Target	Excess
	Pres.	Tier I	Tiers II & III
Pre-assessment Core Return on Capital Stock, subject to risk limits	30%	30%	30%	7.50%, as adjusted for interest rates[1]	8.33%, as adjusted for interest rates[1]	10.00%, as adjusted for interest rates[1]
Insurance Advances Disbursements	15%	15%	15%	$4.00 billion	$5.00 billion	$6.00 billion
Insurance Membership	15%	15%	15%	3 new members	4 new members	6 new members
Core Mission Goal	10%	10%	10%	CMA Ratio = 73.98%	CMA Ratio = 74.48%	CMA Ratio = 74.98%
Jobs for New England (JNE) Initiative	10%	10%	10%	Disburse $6.0 million in subsidy by 12/31/2020	Disburse $6.5 million in subsidy by 12/31/2020	Disburse $7.5 million in subsidy by 12/31/2020
Helping to House New England (HHNE) Initiative	10%	10%	10%	Disburse $6.0 million in combined subsidy to the HFA program and Housing our Workforce program by 12/31/2020	Disburse $6.5 million in combined subsidy to the HFA program and Housing our Workforce program by 12/31/2020	Disburse $7.5 million in combined subsidy to the HFA program and Housing our Workforce program by 12/31/2020
Operational Efficiency	10%	10%	10%	2020 Core Operating Expenses do not exceed the 2020 Core Operating Expense Budget approved by the board of directors.	2020 Core Operating Expenses do not exceed 97.0% of the 2020 Core Operating Expense Budget approved by the board of directors.	2020 Core Operating Expenses do not exceed 93.0% of the 2020 Core Operating Expense Budget approved by the board of directors.
1 Each of the performance levels will be adjusted up/(down) by 1.9 basis point for every basis point by which the average daily federal funds rate is greater than/(less than) the 1.51% rate assumed in the 2020 Rebaseline Forecast.

Incentive Goals for Participants from Enterprise Risk Management:

Incentive goals for Enterprise Risk Management participants in Tiers I, II and III are summarized in the following table with more detail in Appendix A. Year-end results will be rounded for award calculations.

Goal	Weight		Threshold	Target	Excess
	Tier I	Tiers II & III
Bank wide ERM initiatives	35%	40%	As documented in Appendix A	As documented in Appendix A	As documented in Appendix A
Pre-assessment Core Return on Capital Stock, subject to risk limits	20%	20%	7.50%, as adjusted for interest rates[1]	8.33%, as adjusted for interest rates[1]	10.00%, as adjusted for interest rates[1]
Remediation of 2019 Report of Examination Matters Requiring Attention (MRAs) and recommendations	15%	10%	Clear all MRAs and [^^^] of [^^^] recommendations	Clear all MRAs and recommendations	Target plus receive an upgrade in at least [^^^]
Jobs for New England (JNE) Initiative	10%	10%	Disburse $6.0 million in subsidy by 12/31/2020	Disburse $6.5 million in subsidy by 12/31/2020	Disburse $7.5 million in subsidy by 12/31/2020
Helping to House New England (HHNE) Initiative	10%	10%	Disburse $6.0 million in combined subsidy to the HFA program and Housing our Workforce program by 12/31/2020	Disburse $6.5 million in combined subsidy to the HFA program and Housing our Workforce program by 12/31/2020	Disburse $7.5 million in combined subsidy to the HFA program and Housing our Workforce program by 12/31/2020
Operational Efficiency	10%	10%	2020 Core Operating Expenses do not exceed the 2020 Core Operating Expense Budget approved by the board of directors.	2020 Core Operating Expenses do not exceed 97.0% of the 2020 Core Operating Expense Budget approved by the board of directors.	2020 Core Operating Expenses do not exceed 93.0% of the 2020 Core Operating Expense Budget approved by the board of directors.
1 Each of the performance levels will be adjusted up/(down) by 1.9 basis point for every basis point by which the average daily federal funds rate is greater than/(less than) the 1.51% rate assumed in the 2020 Rebaseline Forecast.

Incentive Opportunity:

Eligible participants will be assigned an incentive award opportunity that combines short and long-term incentives and is expressed as a percentage of the incumbent’s 2020 base salary at year-end, as illustrated in the chart below.

	Combined Short and Long-Term Incentive Opportunity as a Percent of Base Salary[1]
	Threshold	Target	Excess
President	50.00%	75.00%	100.00%
Tier I	30.00%	50.00%	70.00%
Tier II	17.50%	35.00%	52.50%
Tier III	12.50%	25.00%	37.50%

Goal achievement and individual awards for the goals on pages two and three will be calculated at the conclusion of 2020 based on results as of December 31, 2020. Participants in the President and Tier I will be eligible to receive fifty (50) percent of such award in a cash payment, participants in Tier II will be eligible to receive sixty (60) percent of such award in a cash payment, subject to the final approval of the board of directors and the review of the Federal Housing Finance Agency (FHFA), if required, between March 1 and March 15, 2021. Except as otherwise described under EIP Administration, the participant must be employed by the Bank on the date of payment of the award to receive the award. The chart below illustrates the Threshold, Target and Excess payout potentials for this short-term award, by tier.

2020 Short-Term Incentive Opportunity
Tier	Threshold	Target	Excess
President	25.00%	37.50%	50.00%
Tier I	15.00%	25.00%	35.00%
Tier II	10.50%	21.00%	31.50%
Tier III*	12.50%	25.00%	37.50%
*100% of payout opportunity to be paid following year-end 2020; no long-term opportunity

Long-Term Goals:

Goal achievement and individual awards for the long-term opportunity will be determined at the conclusion of 2022 based on results of the following two long-term goals as of December 31, 2022.

•	Average Annual Pre-Assessment Core Return on Capital Stock over the period 2020-2022 as adjusted for interest rates*: (67% weight)
Threshold:    5.66%
Target:    7.07%
Excess:    8.49%

_________________
1 Maximum incentive payable in March of any year equals 100% of the plan year base salary.

*
Each of the performance levels will be adjusted up/(down) by 1.6 basis point for every basis point by which the average daily federal funds rate is greater than/(less than) the 1.40% rate assumed in the 2020-2022 Rebaseline Forecast.

See definitions in Appendix A under Pre-assessment Core Return on Capital Stock

•	Regulatory Results: (33% weight)
This goal will be measured by the achievement of targeted regulatory goals by December 31, 2022.

Participants will be eligible to receive the long-term award opportunity as cash between March 1 and March 15, 2023, as follows:

Long-Term Incentive Opportunity Payable after Year-End 2022:

Threshold:	An award equal to 50 percent of the remaining 50 percent for President and Tier I and 40 percent for Tier II of the combined award opportunity

Target:	An award equal to 100 percent of the remaining 50 percent for President and Tier I and 40 percent for Tier II of the combined award opportunity

Excess:	An award equal to 150 percent of the remaining 50 percent for President and Tier I and 40 percent for Tier II of the combined award opportunity

In addition, the following conditions must be satisfied for participants to receive the long-term award opportunity:

•	The participant is in employment with the Bank on the payment date or otherwise meets employment-related requirements described below in EIP Administration, and

•
Subject to the discretion of the board of directors, the long-term award calculated above may be reduced (but not to a number that is less than zero) for all participants or for an individual participant, as applicable, if, during calendar years 2021 and/or 2022, any of the following occur such that if it had occurred prior to the year-end 2020 calculations, it would have negatively impacted the goal results and reduced the associated payout calculation:

i.
operational errors or omissions resulting in material revisions to (A) the 2020 financial results, (B) information submitted to FHFA supporting the goal results or payout calculation, or (C) other data used to determine the combined award at year-end 2020;

ii.
submission of significant information to the SEC, Office of Finance and/or FHFA materially beyond any deadline or applicable grace period, other than late submissions that are caused by acts of God or other events beyond the reasonable control of the participants; or

iii.	failure by the Bank to make sufficient progress, as determined by the FHFA, in the timely remediation of examination and other supervisory findings relevant to the goal results or payout calculation.

•	All long-term award payouts shall be subject to the final approval of the board of directors and review and non-objection by the FHFA (to the extent required by FHFA).

Eligible Participants:

The Executive Incentive Plan is intended to be an integral component of the Bank’s Total Reward Philosophy. All Corporate Officers are eligible to participate in the 2020 Executive Incentive Plan, at participation tier levels, and subject to any limitations on participation, as may be set by the Human Resources and Compensation Committee herein and/or by separate action.

Other members of management or highly compensated employees (i.e. non-Corporate Officers) may also be selected for participation in the 2020 Executive Incentive Plan: (i) by the Committee, for participation in Tiers I and II, or (ii) by the President and CEO, for participation in Tier III. Any such participation shall be subject to any limitations as may be set by the Human Resources and Compensation Committee herein and/or by separate action.

EIP Administration:

The EIP is administered by the Human Resources and Compensation Committee of the Board of Directors (Committee), which shall have full power and binding authority to construe, interpret, and administer the EIP, and to adjust it for extraordinary circumstances. Extraordinary circumstances may include changes in business strategy, termination or commencement of business lines, impact of severe economic fluctuations, significant growth or consolidation of the membership base, or significant regulatory or other changes impacting the Bank or Bank System. The Committee shall not make adjustments for extraordinary circumstances that include changes to goals, weights, or levels of achievement without re-submission to FHFA.

The Committee reserves the right at any time to amend, suspend or terminate the EIP in whole or in part, for any reason, and without the consent of any EIP participant but will not do so without re-submission to FHFA.

The Bank’s President and Chief Executive Officer will determine participation in the EIP with the concurrence of the Committee.

EIP awards shall not be considered earned or payable, in whole or in part, to any participant for any reason until they are finally determined by the Bank’s President and Chief Executive Officer with the concurrence of the Committee following the end of the plan years and following the non-objection of the FHFA (to the extent required by the FHFA).

Participants must receive a performance rating of “Meets Expectations” or better for 2019 in order to be eligible to receive an EIP payout.

Any individual hired into an eligible position during 2020 who is granted an award shall have any such incentive award prorated based on actual base salary paid during the plan year providing he/she has served a minimum of three months in that role in 2020 and otherwise satisfies the EIP’s requirements.

If an individual becomes a participant of the EIP during the plan year, e.g. due to a job change or promotion, then any EIP award will be prorated based on days in the EIP, provided he/she serves a minimum of three months in the EIP and otherwise satisfies the plan's requirements.

Except as described below, any EIP participant who terminates employment for any reason, whether voluntarily or involuntarily, before the applicable award payment date will not be entitled to any award, except as otherwise determined by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee, at their sole discretion and subject to review of the FHFA, if required2.

•
EIP participants who terminate employment with the Bank by reason of death or disability prior to the March 2021 short-term award payment date, or who terminate employment prior to the short term award payment date and are eligible to retire[3] from employment with the Bank may receive a pro rata payment of the short-term incentive opportunity as determined and recommended by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee and at their sole discretion and subject to the review of the FHFA, if required, based on the days of completed service as an EIP participant during 2020. To be eligible, the participant must complete at least six months of service in 2020 and otherwise satisfy the EIP’s requirements. A minimum of six months advanced notice to the Bank will be required, and it must be determined that there has been an effective transition of responsibilities leading to the retirement date.

•
EIP participants who terminate employment with the Bank by reason of death or disability prior to the 2020 long-term award payment date in March 2023, or who terminate employment prior to the long-term award payment date and are eligible to retire[3] from employment with the Bank, may become eligible to receive a payment of the long-term incentive opportunity, subject to the granting of awards based on 2022 year-end results described above. Participants who die, become disabled, or retire[3] (and meet the eligibility requirements described above) during 2020 may be eligible to receive a pro rata payment of the long-term incentive opportunity as determined and recommended by the Bank’s President and Chief Executive Officer, with the concurrence of the Committee and at their sole discretion, and subject to review of the FHFA, if required.

Awards granted to terminated (who met retirement criteria3) or disabled participants or beneficiaries of deceased participants will be paid at the same time as awards to all active participants. Beneficiary means the participant’s (i) surviving spouse; or (ii) duly appointed and qualified executor or personal representative or estate. The Administrator may permit participants to designate other persons as beneficiaries, but no designation of a beneficiary shall be effective unless made in accordance with the procedure specified by the Administrator and actually received by the Administrator prior to the participant’s death.

The Bank may make such provisions, as it deems appropriate, for withholding payroll taxes in connection with payment of EIP awards.

Appendix A - Goal Definitions

Pre-assessment Core Return on Capital Stock:

The metric for this goal is defined below. The required performance level for Target is based on the 2020 Strategic Business Plan Base Case projection.

____________________
2 Where the EIP refers to the participant's termination of employment for purposes of receiving any payment, whether such a termination has occurred will be determined in accordance with Section 409A of the Internal Revenue Code and applicable regulations thereunder.
3 Eligibility to retire is defined as employees who are i) eligible for normal retirement as defined in the Pentegra Defined Benefit Plan for Financial Institutions or ii) meet the Rule of 70 as defined in the Pentegra Defined Benefit Plan for Financial Institutions, including credited service in the FHLB system, but excluding any other credited service at another Pentegra participating employer.

To account for the expected sensitivity of Pre-Assessment Core Return on Capital Stock to changes in interest rates, the required performance levels for Threshold, Target and Excess for 2020 will be adjusted upward or downward by 1.9 basis point for every basis point by which the average daily federal funds rate deviates from the 1.51% assumed in the Rebaselined 2020 forecast for the 2020 Business Plan, and for 2020-2022 will be adjusted upward or downward by 1.6 basis point for every basis point by which the average daily federal funds rate deviates from the 1.40% assumed in the Rebaselined 2020-2022 forecast in the 2020 Business Plan.

Achievement of the goal is subject to compliance with the Bank’s VaR and Duration of Equity limits for at least 10 of the 12 months of the year. If this requirement is not met, the board of directors may use its discretion to reduce or eliminate payouts for this goal of the EIP.

Pre-assessment Core Return on Capital Stock =

Net Income -
Prepayment Fees + Historical Prepayment Fee Amortization
+Debt Retirement Costs - Historical Debt Retirement Cost Amortization
-Net Fair Value Adjustments + Provision for Credit Losses on PLMBS
-Accretion of Prior Credit Losses Due to Improvements in PLMBS Performance
-Net Gains (Losses) on Sale of PLMBS
+AHP Expense +JNE/HHNE Expense - PLMBS Litigation Income
+Interest Expense on Mandatorily Redeemable Capital Stock
____________________________________________________________________________________
Average Daily Outstanding Balance of Capital Stock including Mandatorily Redeemable Capital Stock

Net Income = 2020 net income reported in accordance with accounting principles generally accepted in the United States of America (GAAP).

Prepayment Fees = Fee income resulting from the exercise of prepayment options on financial instruments, net of hedge unwind gain/loss.

Historical Prepayment Fee Amortization = the current-period, straight-line amortization of all historical prepayment fees (whether recognized at time of prepayment or as a yield adjustment on a modified loan) over the original remaining lives of the prepaid assets.

Debt Retirement Costs = Losses incurred under GAAP when outstanding debt is purchased for retirement, net of hedge unwind gain/loss.

Historical Debt Retirement Cost Amortization = the current-period, straight-line amortization of all historical debt retirement costs over the original remaining lives of the retired liabilities.

Net Fair Value Adjustments = the net unrealized gains and losses as recognized under GAAP attributable to derivatives and hedging activities, whether economic hedges or ASC 815-qualifying hedge relationships, plus net unrealized gains and losses on trading securities.

Provision for Credit Losses on PLMBS = the net provision for credit losses recognized in net income attributable to private-label mortgage-backed securities (PLMBS).

Accretion of Prior Credit Losses Due to Improvements in PLMBS Performance = incremental interest income earned due to yield adjustments applied to PLMBS that, prior to January 1, 2020, were projected to have a significant improvement in credit performance over their remaining lives, or that, subsequent to December 31, 2019, have an improvement in cash flows that is immediately recognized in net income.

Net Gains (Losses) on Sale of PLMBS = net gains or losses realized upon the sale of PLMBS.

AHP Expense = the Bank’s required set aside of 10% of net income before AHP Expense as recognized for the full Plan calendar year(s).

JNE/HHNE Expense = subsidy amounts expensed through the Bank’s Jobs for New England and Helping to House New England programs.

PLMBS Litigation Income = Net income resulting from settlements or judgments stemming from the Bank’s lawsuits against certain defendants alleging fraud and misrepresentation surrounding PLMBS sold to the Bank.

Interest Expense on Mandatorily Redeemable Capital Stock = Dividends declared payable to Class B Stock that has been classified as Mandatorily Redeemable Capital Stock, and are thus recorded in interest expense under GAAP.

In the event that the Bank is required to adjust current period net income to correct prior period accounting errors, positive adjustments to net income resulting from the correction of prior period accounting errors are to be excluded from Pre-Assessment Core Return on Capital Stock, while negative adjustments are to be retained in Pre-Assessment Core Return on Capital Stock.

The exclusion of prepayment fee income and associated debt retirement and hedge unwind gain/loss from the Pre-Assessment Core Return on Capital Stock metric removes the potential for “windfall” compensation in the event of heavy prepayment fee income and removes a potential disincentive to prudently respond to prepayment events by excluding the otherwise punitive cost of debt retirement and swap unwind expense. The exclusion of net unrealized fair value adjustments is consistent with the way that management projects its financial performance and reflects the fact that these adjustments are merely timing adjustments to net income that have no net impact to the Bank’s net income if gains or losses are never realized. Provision for Credit Losses on PLMBS are excluded from Pre-Assessment Core Return on Capital Stock because they cannot be controlled by management. Similarly, Accretion of Prior Credit Losses Due to Improvements in PLMBS Performance, Net Gains (Losses) on Sale of PLMBS, and PLMBS Litigation Income are excluded as they represent recoveries of or offsets to Credit Losses on PLMBS, which are excluded. The Bank may make additional adjustments, subject to approval by the board of directors and non-objection by the FHFA, for extraordinary items such as unbudgeted voluntary pension plan contributions, which are expected to be made only if the Bank earns sufficient PLMBS litigation income to cover the unbudgeted portion of such contributions.

Core Mission Goal:

Core Mission Asset Ratio or CMA Ratio is:

(1)	The average annual par amount of the sum of Advances and MPF Loans owned by the Bank, divided by

(2)
The result obtained by subtracting the average annual amount of U.S. Treasury securities classified as Trading Securities or Available-for-Sale Securities from the average annual par amount of Consolidated Obligation Debt owed by the Bank.

The average annual par amount is measured as the par amount outstanding on each calendar day of 2020 divided by the number of calendar days in the year.

Insurance Advances Originations:

Advances originated (any type and maturity of advance) to insurance company members qualify toward the achievement of this goal. Advances originations is defined as the sum of advance amounts disbursed or originated in 2020 net of advance rollovers. Advance rollovers are defined as advances disbursed on the maturity date of another advance previously disbursed in 2020 where the new advance amount is the same as or smaller than the maturing advance. If the new advance is larger than the maturing advance, the net increase will count towards the goal. Advance rollovers include pre-funding of maturing advances where the disbursement date of the new advance and maturity date of the old advance do not line up exactly. Member Services will identify pre-funding for the President's approval. If the new advance prefunding maturities is larger than the maturing advances, the net increase will count towards the goal.

Insurance Membership:

The number of insurance companies approved for membership during the calendar year 2020 qualify toward the achievement of this goal. Applications from insurance companies that are affiliated and submitted within a 90 day period will count as separate memberships if each applicant’s net admitted assets are $250 million or greater.

Jobs for New England:

$7.5 million of the subsidy will be allocated for continued use to reduce the cost of long term advances for the purpose of funding small business loans throughout New England (Core JNE).

•	Disbursement of $6.0 million of JNE subsidy will meet the threshold goal.

•	Disbursement of $6.5 million of JNE subsidy will meet the target goal.

•	Disbursement of $7.5 million of JNE subsidy will achieve the excess goal.

Helping to House New England:

HHNE subsidy will be divided into two parts in 2020.

1.
$5 million in subsidy will be made available to the six New England Housing Finance Agencies. HHNE advances will qualify toward the achievement of the goal as will bond purchases (when credit quality meets the Bank’s requirements), or direct subsidy allocation. Subsidy dollars must be disbursed by 12/31/2020.

2.
$2.5 million in subsidy will be made available to FHLBank Boston members in the form of downpayment assistance through the Housing Our Workforce (HOW) program for workforce housing (for individuals and families with incomes above 80 up to 120 percent area median income) to be disbursed by12/31/2020.

Disbursement of $6.0 million in combined subsidy to the HFA program and Housing our Workforce program by 12/31/2020 will achieve the threshold goal.

Disbursement of $6.5 million in combined subsidy to the HFA program and Housing our Workforce program by 12/31/2020 will achieve the target goal.

Disbursement of $7.5 million in combined subsidy to the HFA program and Housing our Workforce program by 12/31/2020 will achieve the excess goal.

Operational Efficiency:

Core Operating Expenses and Core Operating Expense Budget are defined as normal expenses associated with enabling the Bank to conduct business operations, but excluding significant discretionary expenses approved by the board of directors in an amount not to exceed judgment or settlement income associated with the Bank’s ongoing PLMBS litigation, provided that they are incurred in the plan year(s). Items excluded from Core Operating Expenses will also be excluded from the Core Operating Expense Budget for purposes of calculating goal results. HHNE and JNE subsidies are not included in operating expenses. The board of directors establishes an operating expense budget for each calendar year and may amend the budget as needed at their sole discretion.

Bank-wide ERM Initiatives:

Goal: Evaluate the risk metrics presented in the Risk Committee of the Board’s Risk Report for appropriateness, effectiveness, and consistency with sub-committee reporting. Submit a report to the Risk Committee that recommends changes, as needed, to the Risk Committee package and/or to the committee reports that flow into the Risk Committee package. (25%)

•	Threshold: December 31, 2020

•	Target: September 30, 2020

•	Excess: July 31, 2020

Goal: Complete comprehensive review of next generation Credit Models by choosing a model, producing a draft implementation plan, and presenting a report to the Model Risk Committee that details that review process, the model choice, and the draft implementation plan. (25%)

•	Threshold: December 31, 2020

•	Target: November 30, 2020

•	Excess: October 31, 2020

Goal: Evaluate the Libor Transition implication for Balance Sheet Management and MRM Metrics and present a report to the Risk Committee. (25%)

•	Threshold: September 30, 2020

•	Target: July 31, 2020

•	Excess: June 30, 2020

Goal: Research the efficacy of a price-based vs. risk component-based approach to haircuts and report these findings to the Model Risk Committee. (25%)

•	Threshold: November 30, 2020

•	Target: October 31, 2020

•	Excess: September 30, 2020

Remediation of 2019 Report of Exam Findings:

The 2019 Examination by the Federal Housing Finance Agency noted [^^^]Matters Requiring Attention (MRA) and [^^^] recommendations. The target goal established for the remediation of these MRAs requires management to receive clearance of the MRAs, defined as non-reoccurrence of the MRA during the 2020 examination due to either addressing or by having in place an acceptable action plan to address the MRA and clearance of all recommendations. The threshold goal is the successful remediation of all the MRAs and clearance of [^^^] of the recommendations. The excess level of achievement for this goal is to achieve the target level of achievement plus an upgrade in at least [^^^] in the 2020 examination by the Federal Housing Finance Agency.